EXHIBIT 99.2

EXTREME NETWORKS

Chairperson: Bill Slakey

April 14, 2004, 5:00 p.m. ET

Operator	Good afternoon, ladies and gentlemen, and welcome to the Extreme Networks’ fiscal third quarter 2004 earnings release conference call. At this time all participants are in a listen-only mode. Following today’s presentation instructions will be given for the question and answer session. If anyone should need assistance at any time during the conference, please press the star followed by the zero. As a reminder, this conference is being recorded today, Wednesday, April 14, 2004.

I would now like to turn the conference over to Mr. Bill Slakey, Chief Financial Officer at Extreme Networks. Please go ahead, sir.

B. Slakey	Thank you, Steve. Good afternoon, everyone. On the call with me today is Gordon Stitt, Chairman, President and CEO.

This afternoon we issued a press release announcing our financial results for the third quarter of fiscal 2004. A copy of this release is posted on the investor relations section of our website at www.extremenetworks.com.

I would like to remind you that this call is being recorded and broadcast live over the internet. It will be posted on our website and available for replay shortly after the conclusion of the call.

Some of the remarks made during this call may include forward-looking statements as governed by the Private Securities Reform Act of 1995. Any statements about future events and trends, including steps we plan to take to improve our financial results or financial condition or product introductions and their success should be considered as forward-looking statements. These forward-looking statements may differ from actual results and are subject to risks and uncertainties as detailed in our filings with the SEC and in our press release today.

And with that, let me turn the call over to Gordon Stitt.

G. Stitt	Thanks, Bill, and thanks to everyone for joining us. This was a respectable quarter for us and we’re very pleased with our results. We were in line with our expectations and we achieved what we set out to accomplish by growing revenues, expanding our gross margins and keeping a tight rein on our operating expenses.

For the quarter we generated revenue of $88.9 million. Our operating loss was $1.1 million, which includes $1.5 million in amortization expenses related to the warrants we issued to Avaya last November.

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Our loss after other income and taxes was $1.1 million, or 1 cent per share on a GAAP basis. These results are in line with the guidance that we gave you on our last conference call as our concentrated attention on the various operational components of our business take effect.

Gross margins during the quarter was 51.2%, which was nearly a 3 point increase sequentially. Product margins were driven by a shift towards higher margin products and geographies as well as further cost reductions that were implemented by our operations team.

Service margins, which have been an issue for us in the past, improved again this quarter to 29.9%, which is again up significantly on a sequential basis and reflects better than a 20 point improvement in the last 2 quarters.

We are pleased with the combination of improved product margins and improved service margins in the quarter.

A few general comments on the market for our products and then I’ll dig into some more detail. We’ve been operating in a very tight customer spending environment for the last several quarters. Looking forward, we are encouraged that there have been a number of reports published recently from both financial and industry sources that forecast growth in the second half of calendar year ‘04. We believe we are well positioned to capture that increase in spending and let’s talk about why.

When spending increases, we believe that users will turn to innovative suppliers to provide them with the tools to make their businesses more competitive.

During the quarter we just closed, we continued our strategy of being the innovation leader by introducing the second phase of our unified access architecture. We now provide the most comprehensive solutions bringing together wired and wireless along with voice-over-IP support in both modular and stackable systems.

We also completed the next phase of our 10 gigabit rollout by introducing the Summit 400-48, which brings together high density gigabit along with 10 gigabit uplinks. We are very well positioned in these 2 markets.

I want to make clear that while we’re happy with these improvements, we’re still in the relatively early stages of these markets and products.

Now Bill will go into our results and expectations in more detail shortly, but just let me also note that our book-to-bill ratio for the quarter was 1 and we were cash flow positive again for this quarter, as we have been in the last 3 quarters and for the past 2 years.

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With that as a backdrop, I’d like to expand more on our product strategy and plans. As I just mentioned, our unified access architecture integrates wireless LAN technology into a wired Ethernet network creating a universal jack on the wall into which can be plugged a traditional desktop computer, a lightweight access point or an IP telephone. Initially this product line included our Summit 300 switch and our Altitude 300 access point, which we shipped in September and November last year, respectively.

Just a few weeks ago we further broadened our unified access edge strategy by delivering UAA capabilities on our high density Alpine switch, which is the industry’s first modular switch with native wireless support and power over Ethernet.

This further deepens the functionality of our unified access architecture strategy to include greater throughput, higher security and easier installation than anything else in the industry. It now provides both stackable and modular support for UAA within our customer base.

As we announced during the quarter, our Altitude line of wireless access points is the only Wi-Fi certified solution that delivers Wi-Fi protected access security with diverse support of 802.11b and G and A networks and that also offers detachable antenna for directional connectivity.

As you can see we’re building out our solution of both broad switch support and radio and RF support.

The third area of investment in wireless is in management. Wireless networks require different types of network management than do typical wired networks. The nuances of building out a radio network, managing that network and managing security represent a challenge that many IT departments find daunting. Our goal is to make this simple and effective.

During the quarter we introduced Extreme RF Manager to provide for all levels of wireless network management support from planning and design to installation, verification and to ongoing management and support. It’s a very comprehensive tool that fills out our wireless solution.

We continue to remain confident that demand for our unified access products will continue to increase as customers recognize the benefits of our solution and, frankly, the superiority of our technology which is more strategic than many of the overlay approaches that are being introduced into the marketplace.

Our approach is superior for its simplicity as well as for its scalability and security. More and more customers are recognizing that, which is getting us into a number of pilot installations, with a good part of those turning into full scale deployment.

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This gives us the confidence that we will continue to ramp throughout the calendar year and beyond.

In February we began shipping the Summit 400 stackable switch which gives IT managers the ability to bring gigabit Ethernet to the desktop without the uplink bottleneck and without the expense of a costly upgrade. Summit 400 is elegant in its simplicity and just another example of the kind of technological innovation that we’re bringing to our customers, who love it because it gives them 3 times the throughput of lean competitors with half the latency and twice the quality of service. And it’s the first product that is field upgradeable to 10 gigabit uplinks.

So, now turning to another major product initiative which is our BlackDiamond 10K chassis switch, which as you know is built on our new 4 GNSS ASIC, and which many of you know by its code name of Genesis.

We began shipping in December with pilot production and continued to ramp during the quarter. We have interest both within our installed base and from new customers, which is an important success criteria for us. While we are still in the early stages of this major product initiative, we’re very pleased with the reception it’s receiving in the marketplace.

BlackDiamond 10K has recently received some notable industry recognition, including being named “Technology Product of the Year” by Info World Magazine; and customers appreciate that the 10K has capabilities such as programmable ASICs that go beyond the simple “speeds and feeds”.

There was an interesting report from Meta Group that was published in late March that mentioned some interesting market insights. Meta indicated, and I quote, “the network is evolving to incorporate additional services that extend its functionality beyond that of simply providing contention free connectivity between 2 points, toward being an enabler of advanced services such as security, mobility, user policy, integrated management and application optimization.”

This vision is very nicely aligned with the strategic direction of our 10K platform, that of extending the network beyond connectivity to participate with and enable applications. We like what Meta and other analysts are saying, but it’s even more important to listen to our early visionary customers.

A few comments about new customer wins. Extreme’s new edge and core product solutions are steadily being accepted in the marketplace as organizations apply more critical criteria to their selection process. The key to continued success is the solution’s overall ability to upgrade network bandwidth and resiliency while reducing the time and resources to operate the network.

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During the quarter we continued to add new customers. For example, at Lockheed-Martin’s Space System in Colorado, Extreme’s solutions are contributing to the design and development of a variety of advanced systems for space and defense. Lockheed is deploying our BlackDiamond 10K core switch in a mixed configuration with the BlackDiamond 6800 and Alpine modular switches. Lockheed selected Extreme based on the maturity of our gigabit and 10 gigabit Ethernet solutions.

At Tinker Air Force Base, contractor Northrop Grumman is deploying our BlackDiamond 10K and BlackDiamond 6800 products from multiple 10 gigabit Ethernet rings protected by our resiliency protocol EAPS. The network supports a number of advanced design projects.

As you can see, we continue our work with key federal government agencies and continue to find opportunities.

Quickly a couple of other important verticals. Hospitals are taking to our unified access wired and wireless solutions to enhance the productivity of their staff and better the experience of their visiting patients. One of the most recent examples is Lowell General Hospital. This full service healthcare institution wanted the ability to manage their wired and wireless infrastructure from a single view. They required security for records and the advantages from broadened accessibility of information.

Vancouver School District of Washington State is renewing the entire network with an equipment upgrade touching 36 school sites and serving more than 21,000 students and staff. The savings gained with Ethernet compared with legacy technology was more than 30% for maintenance while bandwidth more than doubled. The network allows Vancouver to put more applications on the web and provide real time access to necessary student information.

A new generation of successful web based businesses are also part of the customer landscape. Music Match in San Diego, a popular internet site for personalized music, has also selected Extreme’s Summit family to outfit its entire network. Extreme’s gigabit Ethernet and the quality of service will allow our powerful on-demand network infrastructure that lets consumers discover, download, organize and listen to their entire music collection.

Also in the media arena, Young Broadcasting, the owner of our local and very popular San Francisco station KRON TV, along with additional stations throughout 11 markets nationally has selected Extreme’s high performance core switching solutions to upgrade its network. Beginning with KRON, the company will enhance its video distribution and editing systems by implementing Extreme’s scalable 10 gigabit Ethernet technology on the BlackDiamond platform.

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Young Broadcasting will gain flexibility and reduce costs as it migrates to digital technology from existing methods of television production.

World Vision, a leading non-profit serving more than 45 countries and a staff of almost 20,000 is beginning their deployment of Extreme Networks’BlackDiamond 10K to upgrade its core. They will standardize on gigabit and 10 gigabit Ethernet technologies and build an end-to-end Ethernet infrastructure with our Alpine and Summit 48si switches at the aggregation and edge portions of the network.

I’d like to make a few comments and take a look at our global strategic partnership with Avaya, which is an area where we continue to focus our energy and where we continue to move forward. As you know, we formed a strategic alliance with Avaya late last Fall to enhance our customer relationships and strengthen our ability to provide a strong converged solutions in the voice-over-IP market.

If you want to compete effectively as a networking company going forward, you simply have to have a strategy for voice-over-IP for carrying voice and data on a single network; and we can think of no greater partner to have in this arena than Avaya.

Nothing has changed in what we told you about the Avaya relationship from a revenue perspective. We continue to expect modest revenue from the alliance in the June quarter, and anticipate that it will become a meaningful part of our top line in the latter half of the current calendar year. In that regard we are on track.

We remain very excited about the direction and the potential of the Avaya partnership, which has so many components to it. This relationship effectively makes Avaya a reseller of our products, particularly in the U.S. where Avaya has a strong presence and is already calling on the majority of the Fortune 500.

While the deal is not exclusive, we are working quite extensively and intimately with their sales force to bring them fully up to speed on the Extreme product platform; and they will be compensated to resell our product.

In addition, we are working on the design and engineering side to develop a product roadmap-- primarily software related--of products to integrate our switches with their products in a more integral way than anything the competition is doing. We also have significant co-marketing commitments with them. And most importantly we’re making meaningful progress in all of these areas with Avaya. Our combined sales force is already out together on calls and the pipeline of prospective deals is growing.

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Before I turn the call over to Bill, I’d like to reiterate what we’re seeing in the general business climate and specifically in our industry. We are seeing signs of a gradually improving economy, along with everyone else, and I believe that as the economy continues to pick up, we will begin to see further signs of IT spending, and believe that Extreme is well poised to leverage from those upgrades.

With that I’d like to turn the call over to Bill.

B. Slakey	Thank you, Gordon. I’m going to briefly review our financial results for the quarter as well as review our expectations for future performance.

Starting with revenue: revenue for the quarter was $88.9 million, up 7% sequentially and up 4% year-over-year. Revenues consisted of $76.1 million in product revenue and $12.8 million in service revenue. Service revenue was up 7% sequentially and up 44% versus the year ago quarter. This reflects our continuing efforts to expand this part of the business while improving its profitability. We are benefiting here from a focused sales and operations team, better monitoring of entitlements, and changes we have made to our service offerings and customer programs generally. It’s been a great success story for us here at the company.

Product revenue was up 6% sequentially and flat year-over-year. As you heard from Gordon, our book-to-bill was 1 for the quarter. Shipments of modular products represented 58% of sales, and stackable products represented 42% of sales. This mix of products shifted somewhat towards modular systems compared to Q2.

On the modular side, revenue for our BlackDiamond product line was up sequentially particularly in the U.S. and this was due in part to a sequential increase in shipments of the BlackDiamond 10K. As expected, we have cleared the product constraints we were experiencing on the 10K in the December quarter and have been shipping within normal lead times since late March.

In stackable products we had a very promising start to the Summit 400. As you heard from Gordon, this is the first stackable switch in the industry that is field upgradeable to 10 gig uplinks.

Looking at revenues geographically, on a sequential basis we saw a substantial revenue increase in the U.S., where total products and services revenue of $38.8 million represented a sequential increase of 33%. This was a very solid result, driven in part by new recent customer wins in aerospace and financial verticals as Gordon noted; and we also saw our first sales success from the Avaya partnership, which added a small amount to U.S. revenues in Q3. All told, U.S. revenues accounted for 44% of worldwide sales.

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In Europe, total revenue was $23.5 million, or 26% of sales. Revenue in Europe was down slightly from $24.7 million in the previous quarter. We saw sequential increases in many European countries, but somewhat softer demand in the U.K. and the Middle East led to a small sequential reduction in overall revenue.

In Japan revenue was $20 million, or 22% of sales, in line with $19.7 in Q2. We did see a sequential increase in our enterprise business during Q3, but service provider business in Japan, which can be lumpy and which had been up in Q2, was down somewhat in Q3.

For Asia, outside of Japan, revenue was $6.6 million, or 7% of sales, down from $9.8 million in Q2. Asia is a market which is lumpy because it has a higher percentage of large deals in the revenue mix. We have a number of evaluations in process now and we are optimistic regarding an improvement in this business next quarter.

Some additional statistics for you. For the quarter we had no 10% customers. The split of enterprise to service provider business was 80% to 20% worldwide.

Turning to gross margins, total gross margin was 51.2.% of sales, up sequentially from 48.5% in Q2. Product margin was 54.7%, up 2.4% of sales sequentially. Product gross margins increased as a result of lower per unit manufacturing costs, a shift in geographic mix with the U.S. making up a larger percentage of sales, and a slightly higher contribution from new products and from modular products.

Service margin was 29.9%, up from 25.5% in the previous quarter. This expansion was due to revenue growth sequentially as well as lower repair costs and failure rates.

Looking at operating expenses, total operating expenses on a GAAP reporting basis were $46.6 million, up from $46.2 million in Q2. As a percent of sales, operating expenses were reduced from 55.4% of sales to 52.4% sequentially.

The primary driver of the small dollar increase in expenses was $500K (let me say that again) $500K in incremental amortization costs associated with the warrants granted to Avaya as part of our partnership. These costs appeared on the R&D line, which at $15.0 million was up $400,000 sequentially. Our quarterly R&D expenses now include a total $1.5 million of non-cash amortization for the value of the Avaya warrants. This same amount of amortization will be included in our operating results each quarter through December 2006.

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Sales and marketing expenses at $23.3 million were down $300,000 sequentially; while G&A expenses were up $100,000 sequentially at $8.0 million.

Looking forward on operating expenses, we anticipate the total level of operating expenses in Q4 will be flat to slightly higher than Q3 spending. Spending will vary line item to line item, with G&A most likely down and R&D most likely up.

The operating loss for the quarter on a GAAP basis was $1.1 million, a notable improvement from a loss of $5.8 million in Q2. After other income and expense and taxes, the net loss for the quarter was also $1.1 million, or 1 cent per share. This is improved from a loss of 5 cents per share in Q2 and a loss of 6 cents per share in Q3 of fiscal 2003. Shares used to calculate EPS were 118.8 million. Total shares outstanding at quarter end were 120.0 million shares.

Moving to the balance sheet now, we have a strong performance on several measures. Total cash, cash equivalents and marketable securities on March 28th were $416.9 million, an increase of $4.3 million in the quarter. Accounts receivables increased sequentially to $36.5 million from $24.4 million in Q2. The increase was the result of higher sales, somewhat longer payment cycles and a quarter end receivables mix which was somewhat more skewed towards resellers. DSOs at quarter end stood at a respectable 37 days.

Net inventory on March 28th was $24.2 million, up from $20.5 million sequentially. Inventory turns were 7, down slightly from 8. After running into some modest product constraints in recent quarters, we are running with a bit more inventory now, particularly of our newer products in order to be in a position to capture sales opportunities as they come up.

Accounts payable increased to $22.6 million from $16.4 million sequentially, a $6.2 million source of cash that contributed to the company’s positive cash flow for the quarter. Over the last several quarters during our transition from several contract manufacturers to one manufacturer, we have been paying some manufacturing related invoices on shorter than usual terms in order to incent and assist in the transition. Now, with that transition behind us, we have returned to more normal terms leading to an increase in days payables outstanding.

Headcount stood at 784 regular employees at quarter end, down from 800 at the end of Q2.

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Let me turn now to some comments on our expectations going forward. Our expectations for the June quarter are consistent with our previous expectation for calendar year 2004. As a reminder, our goal for calendar 2004 is to grow through the year so that revenues in the December 2004 quarter are 15% to 25% higher than the $83.4 million in revenue we reported in December 2003.

For revenues in the June quarter, our expectations are that the environment for networking vendors will improve modestly and provide a backdrop for revenue growth. As for opportunities specific to Extreme, we think that a continued focus on new products and a modest contribution from our Avaya relationship can provide the basis for revenue growth from March to June. Our expectations for the June quarter are that revenues will be flat to up 5% sequentially.

There are risks associated with that expectation. It’s important to note that we are in the early innings of our new product cycles and of a return to sequential growth for Extreme, and it is too soon to call any trends. One or two large deals a quarter can make a difference between sequentially up or sequentially down revenue. In addition, we will be undergoing a transition in our sales leadership, which can create near term risks as well.

On gross margin, to remind everyone of our previously stated goals for calendar 2004, our goal is to expand our gross margins as a percentage of sales through the year. We may not expand our gross margins sequentially each and every quarter, but our goal is to be operating within a range of 52% to 55% total company gross margin by the December 2004 quarter.

Against this metric we had a very solid quarter in March. Looking into June, on the product side we expect a higher mix of new product sales, which is typically good for gross margin, but at the same time we also expect a higher contribution from international sales, from stackable sales and from our new Avaya channels, all of which may lead to a slight reduction in product gross margins as a percentage of sales.

In service we do expect a sequential improvement in service gross margins as a result of the continued focus in this area, but it is likely to be a much more modest improvement than reported this quarter. All things considered, we expect that overall gross margins for the company are likely to be flat to possibly down sequentially, depending largely on the mix of product and regional sales.

On improving operating leverage in our business, as we said last quarter our goal is to improve our operating leverage by reducing operating expenses as a percentage of sales through the year. We may not improve our operating leverage sequentially each and every quarter, but our goal is to be operating with expenses in a range of 42% to 47% of sales by the December quarter of 2004. In the June quarter we expect operating expenses will be flat to up

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slightly, with the up slightly coming in R&D to fund additional software development primarily. We expect G&A spending to be reduced both as a percentage of sales and in dollar terms.

So, let me summarize my comments by saying that we are coming off a very solid quarter of financial progress in our business and that we are looking forward to and planning on additional progress in the June quarter. That said, there are several risks associated with our plans that we will be watching during the coming three months.

With that, let me turn the call back over to Gordon.

G. Stitt	Thanks, Bill. Before concluding, I’d like to summarize some thoughts. Since we began introducing our next generation technologies last year we have continued to strengthen our position by differentiating ourselves with products that really address the dramatic changes going on in the networking world right now. How our technology deals with these changes is what separates us from our primary competitors.

Early on we were ahead of the curve in recognizing that the movement to converged wired and wireless would eventually call not just for patchwork overlay fixes, but for an entirely new way of approaching the network. We recognized that customers would need solutions that offer them the robustness and scalability that they’ve grown accustomed to in a wired world with enhanced security and simplicity at a time when network demands are growing and the demands being placed on network are anything but simple. That’s why we engineered an entirely new set of solutions.

We’ve always been known as a company that invests heavily in its R&D to develop these kind of platforms while maintaining the simplicity and quality of service that is our legacy. We’ve never been as excited about the future as we are right now and believe that we’ve positioned our company very well to take advantage of all the rapid changes in our industry.

Bill?

B. Slakey	Alright. Thank you, Gordon. With that, operator, we’d like to open the call up for questions.

Operator	Thank you, sir. Ladies and gentlemen, at this time we will begin the question and answer session. If you have a question, please press star followed by the one on your pushbutton phone. If you would like to decline from the polling process, press star followed by the two. You will hear a three-toned prompt acknowledging your selection. If you are using speaker phone equipment, you will need to lift the handset first. One moment, please, for the first question.

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Our first question comes from Sam Wilson. Please state your company name followed by your question.

S. Wilson	JMP Securities. Just a couple small questions. First for Gordon, can you just give us a sense of what’s going on with the national resellers, SBC, Verizon, Dell? You were building pretty steady momentum throughout ’03 with those guys and I just want to know what your sense is going forward.

G. Stitt	Hi, Sam. So, the national resellers (and I would include Siemens in that as well as certainly now Avaya) —that channel remains an important part of our overall channel strategy here in the U.S. I don’t have the exact numbers in front of me. We don’t have any one of those that is a 10% customer at this point, but we continue to see momentum just gradually building in that channel. As you’ll note the Americas were very strong this quarter.

S. Wilson	Okay, great and then, Bill, just a couple small questions for you. Can you give us what the amortization of the Avaya warrant was that came out of revenue? I know you mentioned $1.5 million for R&D, but what was it for revenue?

B. Slakey	Approximately $400,000.

S. Wilson	And so that will be a steady $400,000 from here on out now, right?

B. Slakey	Yes, sir.

S. Wilson	On DSOs, because they went up significantly, can you give us some kind of weighting as to what drove them up the most? Was it the back end loaded nature of the quarter, the change in payment terms? I just want to get a sense for what the biggest levers were.

B. Slakey	On the DSOs or on the increase in receivables of $12 million, about $3 million was related to higher revenue, about $3 million was related to changes in payment terms, etc., and then $3 to $6 million was the net result of doing more business through resellers, or at least having those receivables on the books at quarter end, and a little bit more back end loaded nature to the quarter.

S. Wilson	Thanks, gentlemen. Great quarter, guys.

Management	Thank you.

Operator	Our next question comes from Mark Sue. Please state your company name followed by your question.

M. Sue	Thank you. RBC Capital Markets. Gordon, can you just comment on the lumpiness of orders for the March quarter and if the government was 10% of

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U.S. revenues? And looking into the June quarter, how should Asia shape up? It seems Japan should trend down and the rest of Asia should be up if I read it to your comments. Thank you.

G. Stitt	Mark, in terms of lumpiness, the most lumpy area that we’ve seen historically have been Asian service providers who tend to place large orders and then effectively absorb the capacity over time. That has really historically been the case and there was nothing terribly different in this particular quarter.

I don’t think that federal government has hit the 10% level. As I mentioned on my prepared remarks, we had some great wins in that area and that is an area where we put in place some new team members and where we’re really investing.

M. Sue	Got it and just a quick question on pricing. Where do you think we are in the sense of 10 gig per port, and how should we exit that for the year?

G. Stitt	Tough question, Mark. The answer is it really depends. If you look at the Summit 400: because it’s a stackable product with only modularity on the 10 gig side, the per port price there is very reasonable. If you look at our BlackDiamond 10K: the per port price for 10 gig is more because there’s tremendous functionality behind each of those ports and a lot of switch fabric capacity.

I guess I would answer by saying that we do expect 10 gig prices to decline due to the lower-cost optics coming in the marketplace. That’s been continuing certainly over the last year at a pretty good clip and also as we are able to implement cost reductions and get higher volumes on those systems.

I’m uncomfortable calling the general price other than if we sit down 12 months from now, I’m sure it’ll be less than it is today.

M. Sue	Got it. Thank you, Gordon. Thank you, Bill.

Operator	Next we have a question from Jiong Shao. Please state your company name followed by your question.

J. Shao	Lehman Brothers. Thank you very much. I want to follow up on your comment about the back end loaded nature. Could you give us some comments or color on the linearity throughout the quarter, where do you see some of the demand trends through the 3 months in the quarter? What is top line going forward?

B. Slakey	Jiong, our typical linearity is 20/30/50 during the quarter, meaning 20% of our revenue is in the first month, 30% in the second and 50% in the last month. This was not that much different. There was a little bit more in that final week than we had in the last couple of quarters, but not a big deal there.

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In terms of pipelines going forward, pipeline tracking is notoriously difficult to do. That said, we do it and it does show some improvement sequentially, I think that’s particularly notable in Europe. But as we think about this quarter I would expect the same kind of seasonal pattern, typical linearity of 20/30/50 for the quarter.

J. Shao	Okay, great. I have one other question if I may. There has been a lot of discussion in the industry about potential industry consolidation. I was wondering do you have any view on this and what is Extreme’s position?

G. Stitt	Jiong, this is Gordon. I think that’s tough to call. There’s certainly been some healthy M&A activity recently, but I think that’s something that’s beyond my capabilities to predict.

J. Shao	Okay. Thanks.

Operator	Next we have a question from Alex Henderson. Please state your company name followed by your question.

A. Henderson	Great, thanks. Smith Barney. Just a little detail on the U.S. results. How much of the strength in the quarter was a result of the pushout out of the December quarter and are you concerned that that backs off as we go into the June quarter? Can you give us some sense of what your book-to-bill was in the U.S.? I know you don’t like to get down to that level of granularity, but it’s a little unusual to have a 33% spike in a seasonally weak quarter and since you did have a miss last quarter it seems appropriate.

B. Slakey	Alex, you’re right. Some of the sequential improvement is the result of some business from last quarter being pushed into this quarter. It’s hard to ballpark that exactly, but it’s in the range of $1 million or $2 million, it is not a bigger number than that.

We don’t typically like to comment on book to bill by region. Product bookings in the U.S,. though, I will tell you were up sequentially from Q2 to Q3, so there was definitely a positive trend there in terms of the overall demand.

A. Henderson	Second, as you look at the approach in your guidance here, just so that we understand, are you trying to start to build in a little bit more visibility into the future periods so that we can start to have positive book-to-bills and better visibility? Is there a change in the approach that you’re taking to how you’re communicating and trying to soften expectations so that you can get ahead of that curve a little bit? Should we be thinking about it in those terms going forward?

And then finally on the same thing, on the expectations, I thought your guidance was 15 to 20 back at the end of last quarter. I thought I heard you say 15 to 25. Is there a change there? It sounds like there was.

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B. Slakey	On that last point there, Alex, no, our guidance is 15 to 25. I don’t believe that represents a change from previous comments. Again, just to be clear, that’s revenue growth in the December ’04 quarter that is 15% to 25% above December ’03 revenues so that’s on that point.

In terms of trying to build more visibility or predictability into the business, certainly we’d like to do that. I think it’s just good business to have a little more visibility on what you’re trying to do. It does mean that you need to be generating, typically it means book-to-bill greater than one. We did not quite get that accomplished this quarter so we have to work on that coming up.

A. Henderson	1.0 in a seasonally weak quarter is not a bad result.

B. Slakey	Not a bad result, we’re very proud of the results this quarter.

A. Henderson	The other issue that I seem to be nervous about is the issue associated with availability of parts. I know you had availability last quarter due to start up, but I’m talking about just being able to buy more parts and get them at reasonable prices. I’ve heard of a number of issues of tightness in the pack room and supply.

Can you talk to us a little bit about what component pricing looks like, what your availability on components looks like? Are you at all concerned about that potentially being a crimp to your growth rate?

B. Slakey	It’s something to be concerned of. Thus far, lead times have stretched out. We have not seen that translate yet to an increase in cost and, in fact, a big part of our gross margin improvement this quarter was cost reductions on a per unit component by component basis.

We are running with a little bit more inventory, so you see us running with lower inventory turns than we have in the past, and at some level that is an accommodation to the possibility of lead times stretching out and we do not want to miss opportunities. We’re comfortable doing that in the case of new products which have long life cycles; and if you miss the inventory you have time to burn it off.

A. Henderson	So no change in the availability out of the pack room then. Can you give us a quantification of how much lead times have stretched? Is it a couple of weeks, more?

B. Slakey	Maybe in some cases a couple of weeks and in some cases longer than that.

A. Henderson	Thank you.

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Management	Thank you.

Operator	Our next question is from Jason Ader. Please state your company name followed by your question.

J. Ader	Thomas Weisel. I just had a couple of questions. Bill, could you go through this. I’m having a hard time with the resellers at the end of the quarter. Is this direct versus indirect, or is this resellers versus distributors; and could you clarify a little bit what happened there? Also could you clarify whether some of those resellers have the revenue recognition to sell-in or sell-through?

B. Slakey	Yeah, Jason, for us the difference between a reseller and a distributor is that on resellers, because they have no rights of return and they typically don’t stock inventory, we recognize revenue on sell-in. On distributors, we recognize revenue on sell-through. As a result of that, distributor accounts receivable actually is netted against the amount still held as their inventory and does not appear as an accounts receivable on our balance sheet; this is very typical accounting.

But reseller accounts receivable and end user receivables do appear on our balance sheet. So in a quarter where the mix has shifted somewhat, or at least where your receivables mix at quarter end has shifted somewhat, it leads to an increase in your accounts receivable on the balance sheet.

J. Ader	Okay, so it had nothing to do with direct versus indirect?

B. Slakey	No, it’s reseller versus distributor.

J. Ader	What was the direct/indirect mix in the quarter?

B. Slakey	We don’t have that to break out for you.

J. Ader	About 10% direct or something like that?

B. Slakey	Typically about 10% to 20% of our U.S. business is done direct and the rest of our business in the U.S. and our business outside of the U.S. is done through multiple channels of distribution.

J. Ader	Alright and you have no worries that there’s a channel inventory situation with the resellers buying so much at the end of the quarter?

B. Slakey	No, not with the resellers. They are typically not stocking inventory to sell-through, they have no rights of return.

J. Ader	No stocking, okay. I want to touch this, nobody asked this yet, but could you talk a little bit, Gordon, maybe you could address this one just on Chris Todd. What happened there and what are you going to do going forward?

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G. Stitt	Strictly a personal decision by Chris. You know he’s been here two and a half years and wants to do something a little bit different and spend a little more time in Texas, so a personal decision on his part.

From what we’re doing in the very near term is we do have a search ongoing to replace him and I’m confident we can fill that in pretty short order. In the meantime, I will be working with Chris on the transition personally and I will be acting in that role until we have a new person in the saddle.

J. Ader	Okay, thanks a lot.

Management	Thank you.

Operator	Our next question comes from Tal Liani. Please state your company name followed by your question.

T. Liani	Yes, Merrill Lynch. One clarification on the Avaya relationship. Is Avaya having inventories of your equipment?

G. Stitt	No.

T. Liani	Gordon, would you mind to give an update on the growth, where is it coming from? Do you see strength in the 10 gig, your new system or is it predominantly from the older systems?

G. Stitt	In terms of revenue in aggregate during the quarter, it certainly came mostly from older systems versus our 10K system. But as I noted in some of the customer successes, the 10K is earning its position in the core of the network, and so the way you should expect to see that is to see a 10K system surrounded by other products: by the BlackDiamond 6800 and Alpine and certainly by our stackables. Our strategy has always been to sell a network, and the BlackDiamond 10K is a great core of the network. We don’t view it as a particular segment and I know you’ve written extensively on this subject. It’s a part of the network, a key part of the network and that’s the way we’re approaching it.

T. Liani	You made a comment on overall improvement in the networking segment. I’m wondering what leads you to believe that now we’re sort of passed the difficult times and there is an improvement in the sector versus just the one good quarter?

G. Stitt	I’m not relating this to our particular performance, but making a general view in that a lot of the research that I’ve read that’s been published recently is looking towards more of a recovery in the second half than in the first half. I add my opinion to that, that I think that’s also the case, but it’s something

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that’s been supported by a lot of writing by some of your colleagues and also by some of the industry firms; so that’s the basis of that comment.

T. Liani	The last question is on the unified access product. Any traction so far? Last quarter you didn’t see much traction, but it was the beginning of the life cycle of the product. How about this quarter?

G. Stitt	Doing well, lots of pilots where there’s a small deployment made and being tested before a full scale deployment. A couple good sized deployments that we’ll be able to talk about in the coming weeks and, like I said, lots of pilots. This is an area where I just think as we move through the year and people are successful with these pilot installations, we’ll see a lot of growth and we’ll also improve our win rate and be able to sell a lot of wired infrastructure along with that.

T. Liani	Great. Thank you.

Management	Thanks, Tal.

Operator	I would like to remind everyone to please limit yourselves to one question. Our next question comes from Stephen Kamman. Please go ahead.

S. Kamman	I’ll guess I’ll try and stick to one question. You mentioned inventories going up pretty substantially, we’ve got three quarters of decline in inventory turns. Payables also up pretty substantially. Trying to figure out whether or not that’s back end loading in the quarter, whether or not that’s in shipments below expectations and/or where should we expect that to trend going forward?

B. Slakey	The increase in inventory: I think I’ve gone through that. We were product constrained as you may recall in December and we want to be careful not to get into that position again. You mentioned the extension of days payables as back end loading, you may have meant receivables there. Receivables. I think I’ve gone through the receivables: some of it is an increase in revenue, some of it is a little bit longer payment terms from some customers, and then there is simply the difference of sell-in versus sell-through revenue recognition where when we sell a few more to resellers …

S. Kamman	I actually did mean accounts payable. We’re up to $22 mil and that’s a pretty big jump. I’m trying to figure out where that’s coming from. Is that the back end loading? I mean you were at $16 mil last quarter. You were at $9 mil the quarter before.

B. Slakey	The $9 mil two quarters ago was just a fundamentally unsustainably low number, and so we have let payables go back to normal terms and that’s what you see happening. For a big chunk of our vendor base we let payables go back to standard terms, payable net 30 type terms, last quarter Q2. And in Q3

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we took our manufacturing vendors back to standard terms. We had been paying ahead in some cases on manufacturing invoices as part of our transition from multiple manufacturing partners to one partner. That transition is done now, so we will now pay those partners on standard terms and that increases payables further. The payables are absolutely being paid within standard terms and it’s not a reflection of back end loading of, I guess that would be, expenses.

S. Kamman	Okay, thanks a lot. Any thoughts on pricing out there? I’ve heard some comments that pricing’s been pretty aggressive. Any thoughts there?

B. Slakey	Pricing, from what we can tell, of course our gross margins are up, which is inconsistent with more aggressive pricing. What we have seen is that within given environments, given markets, the pricing environment has been relatively stable for the last few quarters. But if you’re trying to grow in markets that you weren’t playing in previously, for instance trying to grow in Asia Pacific out of the U.S., you’ll come up against a more competitive pricing environment.

S. Kamman	Thanks a lot.

Management	Thank you.

Operator	Our next question comes from Raj Srikanth. Please state your company name followed by your question.

R. Srikanth	Thank you. Deutsche Bank. Gordon, with regard to the BlackDiamond 10K, first of all am I correct that last quarter you had almost about $5-$6 million of that which you could not ship so that came into this quarter? Additionally, have your order books sort of improved on that, and are people deploying it in actual deployments or is it still being under test situations?

G. Stitt	Hi, Raj. No, the number of $5 to $6 million is way high in terms of what we couldn’t deliver last quarter. As we’d indicated on our call and at our analyst conference, there were a number of factors, that being one of them. So that’s much, much higher than reality.

I think once again in looking at where these are being deployed, these are being deployed into live production networks. I listed in my formal remarks a number of customers across industries that are deploying these systems and we have universities, we have manufacturing companies, we have research organizations, we have hospitals that have Black Diamond 10Ks in production networks today. That product has rolled out frankly very smoothly.

R. Srikanth	Okay. What is the sort of competitive situation with regard to specifically the BlackDiamond 10K because that’s an important product?

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G. Stitt	Yeah, clearly and that market is pretty tight right now in terms of a lot of people in the game. There are certainly at least 4 people that are shipping what I would say competitive products into that space. I think if you look at what differentiates our product is a very, very high degree of functionality on the product, where most of the people in this space have approached this from a “speeds and feeds” and a last generation on steroids kind of approach.

What we did was re-architect the system and put in a lot of new features. We’ve talked about some of the things in terms of having full wire speed, IPv6 routing support as a native functionality. We’ve talked about our vast security, access control list capability, a lot of things too detailed to go into now. I’d be happy to talk to you separately. But it’s really a functionality advantage that we have there.

R. Srikanth	Okay and one final question. Does foreign exchange have any impact on your revenues here, Bill?

B. Slakey	No, we do 95% plus of our revenues in dollar terms.

R. Srikanth	Okay. Thank you.

Management	Thanks, Raj.

Operator	Our next question comes from Michael Jung. Please state your company name followed by your question.

M. Jung	SG Cowen. You mentioned that this quarter benefited from $1 or $2 million in pushouts from the previous quarter. Was there any other sort of one time large deal that may have helped this quarter’s U.S. sales? And along the same lines, your guidance for next quarter, does that assume both U.S. and international sales to be flat to slightly up?

B. Slakey	In answer to were there large deals in the U.S. that were important, the answer to that is there are always large deals every quarter in every geography that matter. And so typically in quarters where we are having a good quarter, it means we have won a couple of large deals; and in a quarter where we have had a poor result in a geography, let’s say Asia Pacific this quarter for us, it means a large deal was pushed out or we weren’t able to win one we expected, so those are always important.

M. Jung	And then the guidance for international, you’re assuming international and domestic be up slightly?

B. Slakey	We would like to see both of those things happen, yes.

M. Jung	Okay. You mentioned that gross margins could be affected by a higher mix of international, somewhat implying that that would be slightly up.

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B. Slakey	Potentially international can grow faster than the U.S. We will see.

M. Jung	Okay and just a clarification. When you cull out the percentages for modular versus stackables, was that on product revenue?

B. Slakey	That was shipments.

M. Jung	Percentage of product shipments?

B. Slakey	Yes.

M. Jung	Okay, thanks.

Management	Thank you.

Operator	Our next question comes from Erik Suppiger. Please state your company name followed by your question.

E. Suppiger	Pacific Growth Equities. Congrats on a good quarter.

Management	Thanks, Erik.

E. Suppiger	You saw a pretty good shift in your channel presence. It sounds like your resellers had a pick up and this comes at a time when your head of sales left. As you look to bring on somebody new to replace Chris, are you going to be looking for somebody with strengths on the channel side or do you envision some changes from a strategic perspective when you’re bringing somebody on?

G. Stitt	Hi, Eric. No, from a strategic perspective I think our channel strategy certainly is clicking both in the large scale channel partners and a lot of the regional channel partners. I think you’re seeing that strength come through in the Americas’ numbers and we’re absolutely committed to the channel and to continuing our investment so you shouldn’t see any strategic shift there.

E. Suppiger	And then, Bill, two quick questions for you. The Summit 400 started shipping. Can you give us any kind of sense of what kind of volume increases we might anticipate from the March quarter to the June quarter? And then secondarily, you’d also mentioned that there may have been some lengthening of receivables in terms. Why would you have changed terms?

B. Slakey	On receivables?

E. Suppiger	Yeah.

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B. Slakey	Eric, it wasn’t a question of changing terms, it was just a question of a few invoices not coming in as we had hoped at quarter end.

E. Suppiger	Okay and in terms of the Summit 400 can you give us even a feel for what kind of opportunity you might have on growth there given that you were shipping some, but not throughout the whole quarter?

B. Slakey	We typically don’t like to get into product by product estimates here, but for sequentially higher revenues to happen we will need to see a good contribution from the Summit 400. It’s off to a good start, both quantitatively and qualitatively in terms of product reviews, customer feedback.

E. Suppiger	Great. Thank you.

Management	Thanks, Erik.

Operator	This concludes our question and answer session. Gentlemen, do you have any closing comments?

B. Slakey	Just like to thank everybody for their participation and we’ll be speaking with you in a few months here. Thank you.

Operator	Ladies and gentlemen, this concludes the Extreme Networks’ fiscal third quarter 2004 earnings release conference call. Thank you for your participation. You may now disconnect.

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